EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 30, 1998, except for Note 16 for which the date is February 26, 1998, on our audits of the financial statements of The Meditrust Companies and Meditrust Corporation as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, and of Meditrust Operating Company as of December 31, 1997 and for the initial period ended December 31, 1997 and of our report dated January 30, 1998 on the financial statements schedules of Meditrust Corporation as of December 31, 1997. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement and related prospectus.


                                         /s/ Coopers & Lybrand, L.L.P.
                                         Coopers & Lybrand, L.L.P

Boston, Massachusetts
May 22, 1998